[Willkie Farr & Gallagher letterhead]


May 31, 2002


Preferred Income Fund Incorporated
301 East Colorado Boulevard
Pasadena, California  91101

Ladies and Gentlemen:

We have acted as counsel to Preferred Income Fund Incorporated, a corporation organized under the laws of the State of Maryland (the "Fund"), in connection with the preparation of a registration statement on Form N-2 (the "Registration Statement") and the prospectus forming part of the Registration Statement (the "Prospectus"), relating to the offer and sale of up to 225 additional shares of the Fund's Money Market Cumulative Preferred(TM) Stock, par value $.01 per share, liquidation preference $100,000 per share (the "MMP(R)").

We have examined copies of the Fund's charter, as amended from time to time (the "Charter"), and by-laws, the Registration Statement, resolutions adopted by the Fund's Board of Directors (the "Board") on April 19, 2002, the form of the Fund's Articles Supplementary relating to the 225 additional shares of MMP (the "Articles Supplementary") and any other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions expressed below. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinions, we have relied on certificates and statements of officers and representatives of the Fund and others.

Based on and subject to the foregoing, we are of the opinion that when the Pricing Committee of the Board has established the final terms of the 225 additional shares of MMP, pursuant to authority delegated to it by the Board, and the Articles Supplementary as approved by the Pricing Committee of the Board have been filed with the Maryland State Department of Assessments and Taxation, the 225 additional shares of MMP to be offered for sale pursuant to the Registration Statement will have been duly authorized and, when thereafter sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and non-assessable.

We are admitted to the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the United States, and the opinion set forth above is accordingly limited to the laws of those jurisdictions. As to matters governed by the laws of the State of Maryland, we have relied on the opinion of Messrs. Venable,

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Preferred Income Fund Incorporated
May 31, 2002
Page 2

Baetjer and Howard, LLP appended to this letter. We assume no obligation to revise or supplement this opinion should the present laws of such jurisdictions be changed by legislative action, judicial decision or otherwise. This opinion is rendered as of the date hereof, and we express no opinion as to, and disclaim any undertaking or obligation to update this opinion in respect of changes of circumstances or events which occur subsequent to this date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included as part of the Registration Statement under "Legal Matters." We are furnishing this opinion solely for your benefit and this opinion may not be relied upon by any other person, except Lehman Brothers Inc., without our prior written consent.

Very truly yours,

/s/ Willkie Farr & Gallagher